Exhibit 10.3

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made and entered into as of April 17, 2018, by and among Papa Murphy’s Company Stores, Inc., a Washington corporation (“Seller”), Papa Murphy’s International LLC, a Delaware limited liability company, franchisor of the Papa Murphy’s Take ‘N’ Bake system (“Franchisor”) and Fresh Take, LLC, a Colorado limited liability company (“Buyer”). Seller and Buyer are referred to as the “Parties” or individually as a “Party.”

RECITALS
WHEREAS, Seller owns and operates Papa Murphy’s Take ‘N’ Bake stores (the “Business”) located at or about the following locations:

•	2800 West 10th Street, Greeley, Colorado 80634 (CO002)

•	15440 East Hampden Avenue, Aurora, Colorado 80013 (CO010)

•	18741 Ponderosa Drive, Parker, Colorado 80134 (CO013)

•	12650 West 64th Avenue, Arvada, Colorado 80004 (CO029)

•	18525 East Smoky Hill Road, Centennial, Colorado 80015 (CO032)

•	18613 Green Valley Ranch Boulevard, Denver, Colorado 80249 (CO059)

•	11614 West Belleview Avenue, Littleton, Colorado 80127 (CO070)

•	1031 South Taft Hill Road, Fort Collins, Colorado 80521 (CO098)
Each of the above-referenced stores shall be collectively referred to as the “Denver Stores.”

•	1708 Dublin Boulevard, Colorado Springs, Colorado 80918 (CO006)

•	840 South Prairie Avenue, Pueblo, Colorado 81005 (CO019)

•	2888 North Powers Boulevard, Colorado Springs, Colorado 80922 (CO022)

•	2460 South Academy Boulevard, Colorado Springs, Colorado 80916 (CO045)

•	1203 North Circle Drive, Colorado Springs, Colorado 80909 (CO047)

•	7669 McLaughlin Road, Falcon, Colorado 80831 (CO055)

•	1617 West US Highway 50, Pueblo, Colorado 81008 (CO058)

•	300 East Highway 24, Woodland Park, Colorado 80863 (CO073)

•	3105 West Colorado Avenue, Colorado Springs, Colorado 80904 (CO077)

•	7085 Austin Bluffs Parkway, Colorado Springs, Colorado 80918 (CO127)
Each of the above-referenced stores shall be collectively referred to as the “Colorado Springs Stores.”
The Denver Stores and Colorado Springs Stores shall be each referred to as a “Store” and collectively referred to as the “Stores” or “Premises.”
WHEREAS, Franchisor offers the right to operate the Papa Murphy’s Take ‘N’ Bake franchise (“Franchise Rights”).

Purchase and Sale Agreement

WHEREAS, in connection with the ownership and operation of the Denver Stores, Seller owns certain personal property, supplies, furniture, fixtures, and equipment associated with the Business (collectively, the “Denver Personal Property,” and whether or not listed on the attached and mutually acceptable Exhibit A, and together with the Franchise Rights, collectively, “Denver Acquired Assets”). The parties agree that Exhibit A is an approximate list of equipment located in the Denver Stores and that all equipment necessary to operate a Papa Murphy’s store will be included.
WHEREAS, in connection with the ownership and operation of the Colorado Springs Stores, Seller owns certain personal property, supplies, furniture, fixtures, and equipment associated with the Business (collectively, the “Colorado Springs Personal Property,” and whether or not listed on the attached and mutually acceptable Exhibit A, and together with the Franchise Rights, collectively, “Colorado Springs Acquired Assets”). The parties agree that Exhibit A is an approximate list of equipment located in the Colorado Springs Stores and that all equipment necessary to operate a Papa Murphy’s store will be included.
WHEREAS, Seller owns all of the Denver Acquired Assets and Colorado Springs Acquired Assets (collectively, the “Acquired Assets”), and does not lease any of the Acquired Assets.
WHEREAS, upon the terms and conditions set forth herein, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase and acquire from Seller, the Acquired Assets, free and clear of all liens, claims, encumbrances and security interests.
WHEREAS, Franchisor, as part of the transaction contemplated hereby, is willing to sell Franchise Rights to operate the Stores at the Premises, and Buyer desires to purchase the Acquired Assets for the purpose of operating the Business at the Premises.
WHEREAS, the following Exhibits are attached and incorporated herein:
Exhibit A    Acquired Assets
Exhibit B    Bill of Sale
Exhibit C    Rents and Lease Deposits
Exhibit D    Assumed Liabilities
Exhibit E    Allocation of Purchase Price
Exhibit F    Remodel Deadlines and Extensions
AGREEMENT
NOW, THEREFORE, in consideration of the promises and the mutual covenants, obligations, agreements and other good and valuable consideration contained herein, the Parties hereby agree as follows:
1.Purchase and Sale of Acquired Assets. Subject to and upon the terms and conditions set forth in this Agreement, Seller and Franchisor hereby agree to sell, assign, convey and transfer to Buyer, and Buyer hereby agrees to purchase and acquire from Seller and Franchisor, all of the Acquired Assets. The foregoing purchase and sale of the Denver Acquired Assets and Colorado

Purchase and Sale Agreement

Springs Acquired Assets shall be consummated on the Denver Closing Date and Colorado Springs Closing Date (each, a “Closing Date”; defined below), respectively. Seller and Buyer agree that Buyer shall take possession of the Denver Stores and Denver Assumed Liabilities on the Denver Closing Date and the Colorado Springs Stores and Colorado Springs Assumed Liabilities on the Colorado Springs Closing Date.
On each Closing Date, Seller shall execute and deliver to Buyer, a Bill of Sale in the form attached hereto as Exhibit B, relating to the sale, assignment, conveyance, transfer and delivery to Buyer of the equipment located at the relevant portion of the Premises.
From time to time, at Buyer’s request and without further consideration or expense, Seller shall promptly provide such further instruments of conveyance, assignment and transfer as may reasonably be requested by Buyer, and Seller shall take such other action as Buyer reasonably may request to convey, assign and transfer more effectively to Buyer any of the Acquired Assets and will assist Buyer in the collection or reduction to possession of the Acquired Assets.
2.Franchise Rights. In connection with the purchase of the Stores, Franchisor and Buyer agree to execute Franchisor’s latest form of Franchise Agreement for each Store.
3.Purchase Price for Acquired Assets.
3.1.Buyer shall provide to Seller a deposit in the amount of Twenty-Five Thousand and No/100 Dollars ($25,000.00) within five business days of execution of this Agreement. This deposit will become non-refundable 30 days after receipt unless: (i) Seller does not approve the transaction contemplated herein; (ii) Seller cannot deliver the Acquired Assets free and clear of any liens; (iii) there is a failure to obtain necessary consents to lease assignments from any landlord of any leasehold interest related to Stores in accordance with Section 11.1 below; or (iv) Seller, for any reason, fails to complete the transaction as set forth herein.
3.2.The total purchase price for the Denver Stores and the Denver Acquired Assets, including, without limitation, the Franchise Rights, is Two Million Five Hundred One Thousand and No/100 Dollars ($2,501,000.00) (“Denver Purchase Price”) and shall be paid on the Denver Closing Date, via wire transfer. The total purchase price for the Colorado Springs Stores and the Colorado Springs Acquired Assets, including, without limitation, the Franchise Rights, is Five Million Two Hundred Thirty-Nine Thousand and No/100 Dollars ($5,239,000.00) (“Colorado Springs Purchase Price”) and shall be paid on the Colorado Springs Closing Date, via wire transfer. The Denver Purchase Price and Colorado Springs Purchase price shall be collectively referred to as the “Purchase Price.” The Purchase Price is Seven Million Seven Hundred Forty Thousand and No/100 Dollars ($7,740,000.00).
4.Inventory and Petty Cash. In addition to the Purchase Price, Buyer shall purchase the usable food inventory at cost, as well as the petty cash and shall pay cash for said items within ten days after each Closing Date.
5.Lease Deposits and Prepaid Rents. Any lease security deposits and prepaid rents as set forth on Exhibit C shall remain with the landlord of the Premises and inure to the benefit of the

Purchase and Sale Agreement

Buyer. Buyer shall reimburse Seller for all prorated rents and shall pay cash for said items within fifteen (15) days after the Closing Date.
6.Point of Sale System. Buyer will be responsible for securing the transfer of rights, permits or licenses associated with the point of sale system located in the Stores. The transfer fees and any other fees associated with said transfers will be paid by Buyer. Buyer will be responsible for all costs and fees incurred in upgrading the point of sale systems in the Denver Stores. Seller will be responsible for all costs and fees incurred in upgrading the point of sale systems in the Colorado Springs Stores.
7.Liabilities.
7.1.On each Closing Date, subject to the terms and conditions of this Agreement, Buyer shall assume and agrees to pay, perform and discharge when due each of those debts and liabilities of Seller set forth on Exhibit D attached hereto which accrue on or after each Closing Date (collectively, “Assumed Liabilities”).
7.2.Subject to successfully obtaining consents from landlords, Buyer will assume the existing lease agreements or enter into new lease agreements with the landlords at the premises.
7.3.Buyer does not assume, agree to pay, perform or discharge, or take subject to any liabilities or obligations of Seller whatsoever which are not expressly set forth under the heading “Assumed Liabilities” on Exhibit D. Seller shall indemnify, defend and hold harmless Buyer from: (a) all liabilities and obligations of Seller associated with the Stores that accrued prior to each Closing Date relating to any of the Excluded Assets (as defined below); (b) any indebtedness, liability or obligation incurred by Seller in connection with the operation of the Stores prior to each Closing Date that is not an Assumed Liability, and (c) any liabilities and obligations of Seller to its employees for any wages due to such employees as of each Closing Date and under any severance, welfare, vacation, bonus or other program or benefit or plan maintained by Seller prior to each Closing Date.
8.Allocation of Purchase Price. The Purchase Price shall be allocable as set forth on Exhibit E attached hereto.
9.Personal Property Tax; Common Area Maintenance Reconciliation. Seller and Buyer agree that any amounts due resulting from the 2018 personal property tax or 2018 common area maintenance, insurance or tax reconciliations shall be prorated between Seller and Buyer, Seller being responsible for the period prior to each Closing Date, and Buyer being responsible for the period of each Closing Date and thereafter.
10.Advertising. Buyer assumes and will pay for advertising and marketing scheduled to run after each Closing Date only to the extent that such liabilities are set forth on Exhibit D pursuant to Section 7.1 hereof.
11.Contingencies to Purchase and Sale of Acquired Assets. Buyer’s and Seller’s obligations with respect to the purchase and sale of the Acquired Assets, including, without limitation, the Franchise Rights, shall be expressly subject to and conditioned upon, the following:

Purchase and Sale Agreement

11.1.Buyer’s ability, prior to or in conjunction with taking possession of the Acquired Assets to assume the existing lease agreements or enter into new lease agreements with the landlords of the Premises.
11.2.The receipt of all necessary approvals, consents, authorizations, licenses and certifications from any local, state or federal authority including, without limitation, any food or beverage license or inspection.
12.Items Not Included. Notwithstanding anything herein to the contrary, it is understood that Seller is not transferring, and Buyer is not acquiring pursuant to this Agreement, any of the following properties and assets, all of which shall be retained by Seller after each Closing Date (“Excluded Assets”):
12.1.All cash (other than cash located at the Premises), checks, notes, securities, refundable prepaid insurance, refundable prepaid fees, and refundable deposits of Seller (other than lease deposits transferred hereunder).
12.2.Accounts receivable and accounts payable of Seller as of each Closing Date. Except as specifically set forth herein, Seller shall remain solely and expressly responsible for all accounts payable, contractual obligations and any and all other liabilities incurred by Seller prior to the date of this Agreement.
12.3.Any Microsoft Office software (Excel, Outlook, Word, Powerpoint) on the laptops.
13.Closing Date; Possession of Acquired Assets. Consummation of the purchase and sale of the Denver Acquired Assets shall take place not later than May 21, 2018 or such other date as is mutually agreed to by the Parties (“Denver Closing Date”). Consummation of the purchase and sale of the Colorado Springs Acquired Assets shall take place not later than July 16, 2018 or such other date as is mutually agreed to by the Parties (“Colorado Springs Closing Date”). The Parties hereto agree that possession of the Denver Stores and Colorado Spring Stores shall transfer on the Denver Closing Date and Colorado Springs Closing Date, respectively.
14.CO017 and CO024 Stores. No later than ten business days, or such date as is mutually agreed to by the Parties, after this Agreement is fully-executed, Seller will notify Buyer whether or not it intends to operate the Papa Murphy’s Take ‘N’ Bake stores located on or about 6350 Sheridan Boulevard, Unit 105A, Arvada, Colorado 80003 (“CO017”) and 680 East 120th Avenue, Suite A, Northglenn, Colorado 80233 (“CO024”).
14.1.In the event Buyer notifies Seller that Buyer will take over operations at CO017 and/or CO024:
14.1.1.CO017 and/or CO024 shall be included in the definition of Denver Stores.
14.1.2.There will be no change to the Denver Purchase Price.

Purchase and Sale Agreement

14.1.3.The Parties agree that all other terms in this Agreement that apply to the Denver Stores shall apply to CO017 and/or CO024.
14.1.4.The Parties agree that the Bill of Sale attached hereto as Exhibit B and the Allocation Schedule for the Denver Stores attached hereto as Exhibit E will be replaced to include CO017 and CO024.
14.1.5.Franchisor and Buyer agree to enter into a Franchise Agreement at no cost for CO017 and/or CO024 for a three-year term from the Denver Closing Date (“Initial Term”).
14.1.6.In order for Buyer to continue to operate beyond the Initial Term of the Franchise Agreement for CO017 and/or CO024, Buyer, at its sole option, must enter into a new Franchise Agreement pursuant to Section 7.1 of the Franchise Agreement. Buyer and Franchisor agree that the term of the new Franchise Agreement shall be ten (10) years and the Successive Franchise Fee (as defined in the Franchise Agreement) shall be $25,000. If Buyer does not elect to enter into a new Franchise Agreement, then CO017 and/or CO024 will be permanently closed at the conclusion of the Initial Term.
14.1.7.Notwithstanding anything to the contrary in the Franchise Agreement for CO017 and/or CO024, Franchisor agrees to waive Royalty Fees (as defined in the Franchise Agreement) beginning on the Closing Date of this Agreement and continuing until the expiration of the Initial Term.
14.2.In the event Buyer does not wish to take over operations at CO017 and/or CO024, Seller agrees that CO017 and CO024 shall be permanently closed on, or as close as possible to the Denver Closing Date. Upon each store closure, Buyer shall have the right to enter the premises and remove any equipment, signage or smallwares it deems usable at no additional cost to Buyer.
15. Seller’s Representations and Warranties. Seller hereby represents and warrants to Buyer the following matters, upon which representations and warranties Buyer relied on in entering into this Agreement and performing the transactions contemplated herein, and which representations and warranties shall be true and correct as of each Closing Date.
15.1.Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Washington and has full power and authority to carry on its business as now conducted and to own and operate its assets, properties and businesses and the assets, properties and business that are the subject of this transaction.
15.2.Franchisor is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to carry on its business as now conducted and to own and operate its assets, properties and businesses and the assets, properties and business that are the subject of this transaction.
15.3.The execution and delivery of this Agreement by Seller and Franchisor, and Seller’s and Franchisor’s performance of the transactions contemplated hereby and Seller’s and

Purchase and Sale Agreement

Franchisor’s obligations hereunder, have been duly and validly authorized, and this Agreement is binding and enforceable against Seller and Franchisor in accordance with its terms.
15.4.Seller and Franchisor are the lawful owner of the Acquired Assets with the full right, power and authority to sell, transfer, convey, assign and deliver the Acquired Assets to Buyer as provided hereby, with good and marketable title to all Acquired Assets and the Acquired Assets will be free and clear of any security interests of any kind or nature.
15.5.Seller and Franchisor are not aware of any actual or potential lawsuits, causes of actions, or claims, of any kind (collectively, “Claims”), that have been or might be asserted by third parties against or with respect to the Business or the Acquired Assets including, without limitation, any Claims that would or might affect Buyer's ownership or use of the Business or any of the Acquired Assets being sold, assigned, transferred and conveyed pursuant to the terms hereof.
15.6.As more specifically set forth in the Bill of Sale attached hereto as Exhibit B, all equipment listed in Exhibit A is sold to Buyer in its “as is” condition, and Seller makes no warranties or representations, express or implied, as to the condition thereof or its use for any purpose. In the event any repairs are necessary, the Parties agree that Seller will reimburse Buyer up to a total of $5,000 for repairs made to correct pre-existing conditions to the Personal Property at the Denver Stores and up to a total of $5,000 for repairs made to correct pre-existing conditions to the Personal Property at the Colorado Springs Stores, contingent upon the following:
15.6.1.No later than ten days after each Closing Date, Buyer will provide Seller with a notice of any required repairs to the Personal Property that were pre-existing as of each Closing Date.
15.6.2.Buyer will have 30 days from each Closing Date to complete any required repairs to the Personal Property and submit to Seller copies of the invoices for reimbursement not to exceed the amount set forth in Section 15.6 above.
15.7.The Parties agree that on the Closing Date, each Store’s remodel deadline shall be as set forth on Exhibit F, attached hereto and incorporated by reference. Notwithstanding the remodel deadlines set forth on Exhibit F, Buyer shall only be required to remodel 25 percent of their total stores in any given year as set forth in the Create Remodel Guide dated July 1, 2016 or in any subsequent policy. Anything in the Franchise Agreements for the Stores contrary to this Section 15.7 is hereby superseded; provided, however, this in no way shall limit or alter Buyer’s obligation to make the “Upgrade Investment” as defined in and required by the Franchise Agreements. This Section 15.7 applies only to the Stores at their current locations, and not any relocation. Franchisor represents that there is no additional equipment that it will require Buyer to purchase in order to comply with Franchisor’s “Create” store build-out requirements in effect at each Closing Date.
15.8.Seller agrees to afford Buyer and its representatives full and free access to the Premises, relevant books and records and all other relevant documents and data related to the Stores as may be reasonably requested by Buyer.

Purchase and Sale Agreement

15.9.Seller agrees that the Papa Murphy’s Take ‘N’ Bake store located on or about 50 West Littleton Boulevard, Suite 303, Littleton, Colorado 80120 (“CO033”) shall be permanently closed as soon as possible but not later than May 15, 2018. Upon the store closure, Buyer shall have the right to enter the premises and remove any equipment, signage or smallwares it deems usable at no additional cost to Buyer.
15.10.The Parties agree that upon execution of this Agreement, Buyer, along with Seller’s field staff, can begin to transition employees currently working at CO017, CO024 and CO033 to other locations as is mutually determined to be in the best interest of the Parties.
15.11.Seller’s representations and warranties set forth herein shall survive the execution and delivery of this Agreement and each Closing Date. No representation or warranty made by Seller in this Agreement or in any other document furnished by Seller to Buyer in connection with this Agreement or any of the transactions contemplated herein contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein not false or misleading.
16.Buyer’s Representations and Warranties. Buyer hereby represents and warrants to Seller the following matters, upon which representations and warranties Seller has relied in entering into this Agreement and performing the transactions contemplated herein and which representations and warranties shall be true and correct as of each Closing Date:
16.1.Buyer is ready, willing and able to purchase the Acquired Assets.
16.2.Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the state of Colorado, and has full power and authority to carry on its businesses as now conducted and to own and operate its assets, properties and businesses and the assets, properties and business that are the subject of this transaction.
16.3.The execution and delivery of this Agreement by Buyer, and Buyer’s performance of the transactions contemplated hereby and Buyer’s obligations hereunder, have been duly and validly authorized, and this Agreement is binding and enforceable against Buyer in accordance with its terms.
16.4.Except as otherwise specifically set forth herein, Seller has not made, and Buyer has not relied on, any representation of future sales volume or profitability of any business operated at the Premises, including but not limited to the Business.
16.5.Buyer shall be responsible for entering into separate and new employment arrangements with any of the employees working at the Stores who are presently employed by Seller or any of Seller's affiliates. Notwithstanding the foregoing, Buyer shall have no obligation to offer employment to any employees of Seller following each Closing Date.
16.6.Buyer’s representations and warranties set forth herein shall survive the execution and delivery of this Agreement and each Closing Date. No representation or warranty made by Buyer in this Agreement or in any other document furnished by Buyer to Seller in

Purchase and Sale Agreement

connection with this Agreement or any of the transactions contemplated herein contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein not false or misleading.
17.Survival of Representations and Warranties. The warranties and representations made by the Parties herein shall survive the execution and delivery of this Agreement and each Closing Date, and each Party shall remain liable for any deficiency arising from any breach of such Party's warranties and representations.
18.Seller’s Covenants.
18.1.Seller will promptly pay whenever due, whether prior to or after each Closing Date, all taxes, license fees or other charges levied, assessed or imposed upon the Stores and any of the Acquired Assets to the extent applicable to any period prior to each Closing Date.
18.2.Seller will timely pay all amounts due for the utilities utilized by the Store through each Closing Date.
18.3.Seller will timely pay when due all amounts owed to its employees, including, without limitation, for any wages due to such employees as of each Closing Date and under any severance, welfare, vacation, bonus or other program or benefit or plan maintained by Seller prior to each Closing Date.
18.4.Seller will terminate all employees of the Business as of each Closing Date. Buyer shall have no obligation to offer employment to such employees following each Closing Date or the consummation of the transactions contemplated herein.
19.Buyer’s Covenants.
19.1.Buyer will promptly pay all personal property taxes and other taxes arising in connection with the transfer of the Acquired Assets, except to the extent such obligations may be that of Seller by virtue of this Agreement or applicable law.
19.2.Buyer will pay all sales tax related to or arising in connection with the transfer of the Acquired Assets.
20.Remedies. Upon ten (10) days’ written notice to one Party (“Receiving Party”) from the other Party (“Non-Receiving Party”) of any default by the Receiving Party of any of the terms or conditions of this Agreement, the Non-Receiving Party shall have each and all of the rights and remedies granted to it under Colorado law.
21.General Provisions.
21.1.Entire Agreement. This Agreement, together with the Exhibits attached hereto and the Franchise Agreements, constitutes the entire agreement of the Parties hereto with respect to the matters discussed herein and cannot be altered by prior oral representations or prior negotiations,

Purchase and Sale Agreement

all of which are deemed to have been merged into this Agreement. This Agreement may not be amended, changed, or modified except by a writing signed by all of the Parties hereto.
In the event of a conflict between this Agreement and the Franchise Agreements, this Agreement shall control.
21.2.Binding Effect. The terms and conditions of this Agreement shall be binding upon the respective heirs, legal representatives, trustees, successors, and assigns of the Parties hereto.
21.3.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Colorado. The Parties expressly agree and consent that the courts of Colorado shall be the proper venue and shall have exclusive jurisdiction over all actions arising from, out of, or with respect to this Agreement, regardless of where the Parties reside or where the Parties or the Acquired Assets are located.
21.4.Severability. If any provision of this Agreement is held to be invalid or unenforceable, this Agreement shall be considered divisible as to such provision shall thereupon be inoperative and shall not be part of the consideration moving between the Parties. The remaining provisions of this Agreement shall, however, continue to be valid and binding and of like effect as though such provisions were not included herein.
21.5.Breach; Attorney Fees. In the event of a breach by a Party hereto (“Breaching Party”) of such Breaching Party’s warranties, representations, obligations, or responsibilities herein, such Breaching Party shall pay to the other Party (“Non-Breaching Party”) enforcement and collection costs, including reasonable attorney fees and legal expenses, regardless of whether the breach is ultimately cured, and regardless of whether formal legal proceedings are commenced. Costs and expenses shall include, but not be limited to: (i) a Non-Breaching Party’s reasonable attorney fees and legal expenses, whether or not such expenses are incurred by a salaried employee of the Non-Breaching Party; (ii) reasonable attorney fees and legal expenses for bankruptcy proceedings including, but not limited to, efforts to modify or vacate any automatic stay or injunction; (iii) appeals to higher courts arising out of legal proceedings to enforce the Breaching Party’s obligations hereunder; and (iv) any actually incurred post-judgment collection services.
21.6.Legal Advice. Buyer acknowledges that no counsel for Seller or Franchisor has provided advice to it with regard to the terms of this Agreement. Buyer acknowledges that it has been advised to obtain separate legal counsel.
21.7.Notices. Notices shall be sent by certified mail, return receipt requested, to the addresses set forth below. Notice shall be deemed to have been given upon mailing, or, if given by any other means, upon receipt.
If to Buyer:    Fresh Take, LLC
Attention: Ryan McCallister
4711 Opus Drive, Suite 210
Colorado Springs, CO 80906

Purchase and Sale Agreement

If to Seller:     Papa Murphy’s Company Stores, Inc.
Attention: Legal Department
8000 NE Parkway Drive, Suite 350
Vancouver, WA 98662
21.8.Cooperation of Parties. The Parties agree to perform all further actions and to execute all further agreements, certificates, and other documents reasonably necessary or desirable to carry out the purposes of this Agreement and the transactions contemplated hereunder.
21.9.Counterparts. This Agreement may be executed in one or more counterparts, electronically or by facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
21.10.Time of the Essence. Except as otherwise provided herein, time is of the essence in connection with each provision of this Agreement.
21.11.Construction. Any masculine pronoun shall be deemed to mean the corresponding feminine or neuter personal pronoun as the context may require.
21.12.Captions. The captions and heading used in this Agreement are inserted for reference purposes only and shall not be deemed to define, limit, extend, describe, or affect in any way the meaning, scope, or interpretation of any of the terms or provisions of this Agreement or the intent hereof.
21.13.Confidentiality. The Parties agree that the terms of this Agreement are confidential and that neither Party will disclose these terms to any person or entity except our respective affiliates, attorneys, accountants, lenders and consultants, unless otherwise required by law, governmental agencies or auditors.
21.14.Waiver of Breach. Any waiver by either Party of any breach of any kind or character whatsoever by the other Party, whether such be direct or implied, shall not be construed as a continuing waiver of, or consent to, any subsequent breach of this Agreement.
21.15.Role of Unbridled Capital LLC. Buyer understands and acknowledges that Unbridled Capital LLC (“UC”) is presenting certain of Seller’s markets for review but is not offering any markets for sale. The offer of a franchise for sale can only be made after the delivery of a Franchise Disclosure Document by Franchisor, of which UC is not involved and disclaims any liabilities herein or hereto. Buyer further acknowledges that any materials received from UC were provided by Seller for informational purposes and UC expressly disclaims all liabilities that may be based on such information, errors therein or omissions therefrom. Buyer is encouraged to seek the professional advice of their attorney and accountant and acknowledges that Buyer is solely responsible for understanding, negotiating and accepting all terms and requirements associated with the transaction contemplated herein. Buyer further acknowledges that UC has not audited the materials provided by Seller and therefore makes no representations or warranties as to the completeness or accuracy of any information provided. Buyer agrees to hold UC harmless and not liable for any future complaints or legal action that might be taken of any kind as it relates to the Papa Murphy’s brand, Seller or the Acquired Assets, individually or collectively.

Purchase and Sale Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
BUYER:     SELLER:
Fresh Take, LLC     Papa Murphy’s Company Stores, Inc.
By: /s/ Ryan McCallister        By: /s/ Weldon Spangler
Ryan McCallister         Weldon Spangler
Title: Managing Member        Chief Executive Officer
By: /s/ Tyler Ross        FRANCHISOR:
Tyler Ross     Papa Murphy’s International LLC
Title: member
By: /s/ Weldon Spangler
By: /s/ Bradley Seymore            Weldon Spangler
Brad Seymore         Chief Executive Officer
Title: Member

Purchase and Sale Agreement